Exhibit 23(d)(1)

FORM OF

INVESTMENT COMPANY ADVISORY AGREEMENT

THIS AGREEMENT is entered into as of the __ day of _______, 2006, between Equipointe Funds, a Delaware statutory trust (the “Trust”) and Summit Wealth Management, Inc. an Illinois corporation (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Trust is authorized to create separate series, each with its own separate investment portfolio (each, a “Fund”), and the beneficial interest in each such series will be represented by a separate series of shares (the “Shares”).

WHEREAS, the Adviser is a registered investment adviser, engaged in the business of rendering investment advisory services.

WHEREAS, in managing the Trust’s assets, as well as in the conduct of certain of its affairs, the Trust seeks the benefit of the Adviser’s services and its assistance in performing certain managerial functions.  The Adviser desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

NOW THEREFORE, the parties mutually agree as follows:

1. Appointment of the Adviser.  The Trust hereby appoints the Adviser as investment adviser for each of the Funds of the Trust on whose behalf the Trust executes an Exhibit to this Agreement, and the Adviser, by execution of each such Exhibit, accepts the appointments.  Subject to the direction of the Board of Trustees (the “Trustees”) of the Trust, the Adviser shall manage the investment and reinvestment of the assets of each Fund in accordance with the Fund’s investment objective and policies and limitations, for the period and upon the terms herein set forth.  The investment of funds shall also be subject to all applicable restrictions of the Declaration of Trust and By-laws of the Trust as may from time to time be in force.

2.  Expenses Paid by the Adviser.  In addition to the expenses which the Adviser may incur in the performance of its responsibilities under this Agreement, and the expenses which it may expressly undertake to incur and pay, the Adviser shall incur and pay all reasonable compensation, fees and related expenses of the Trust’s officers and its Trustees, except for such Trustees who are not interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, and all expenses related to the rental and maintenance of the principal offices of the Trust.

3.  Investment Advisory Functions.  In its capacity as investment adviser, the Adviser shall have the following responsibilities:

        (a)          To furnish continuous advice and recommendations to the Funds, as to the acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time;

        (b)          To cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investments of the Funds, the investment recommendations of the Adviser and the investment considerations which have given rise to those recommendations; and

        (c)          To supervise the purchase and sale of securities or other assets as directed by the appropriate officers of the Trust.

The services of the Adviser are not to be deemed exclusive and the Adviser shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent the Adviser from performing its duties and obligations under this Agreement.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust, the Funds, or to any shareholder for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

4.  Obligations of the Trust.  The Trust shall have the following obligations under this Agreement:

        (a)          To keep the Adviser continuously and fully informed as to the composition of the Funds’ investments and the nature of all of their respective assets and liabilities;

        (b)          To furnish the Adviser with a copy of any financial statement or report prepared for it by certified or independent public accountants, and with copies of any financial statements or reports made to the Funds’ shareholders or to any governmental body or securities exchange;

        (c)          To furnish the Adviser with any further materials or information which the Adviser may reasonably request to enable it to perform its functions under this Agreement; and

        (d)          To compensate the Adviser for its services in accordance with the provisions of paragraph 5 hereof.

5.  Compensation.  The Trust will pay the Adviser a fee for its services with respect to each Fund (the “Advisory Fee”) at the annual rate set forth on the Exhibits hereto.  The Advisory Fee shall be accrued each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly as soon as practicable following the last day of each month.  The daily fee accruals will be computed by multiplying 1/365 by the annual rate and multiplying the product by the net asset value of the Fund as determined in accordance with the Trust’s registration statement as of the close of business on the previous day on which the Fund was open for business, or in such other manner as the parties agree.  The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation hereunder (and/or assume expenses) for one or more of the Funds.

6.  Expenses Paid by Trust.  Except as provided in this paragraph, nothing in this Agreement shall be construed to impose upon the Adviser the obligation to incur, pay, or reimburse the Trust for any expenses not specifically assumed by the Adviser under paragraph 2 above.  Each Fund shall pay or cause to be paid all of its expenses and the Fund’s allocable share of the Trust’s expenses, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Adviser; fees and expenses of the custodian, transfer agent, registrar or dividend disbursing agent; current legal, accounting and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with the execution of Fund transactions; interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements, notices and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; and all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of Shares of the Funds, including but not limited to, all costs involved in the registration or qualification of Shares of the Funds for sale in any jurisdiction and all costs involved in preparing, printing and distributing prospectuses and statements of additional information to existing shareholders of the Funds.

7.  Brokerage Commissions and Charges.  For purposes of this Agreement, brokerage commissions and contract fees paid by a Fund upon the purchase or sale of securities shall be considered a cost of the securities of the Fund and shall be paid by the respective Fund.  The Adviser is authorized and directed to place Fund transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that the Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of the Adviser.  In placing Fund business with such broker or dealers, the Adviser shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and other applicable state and federal laws.  Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all Fund transactions, and the Trustees may establish policies or guidelines to be followed by the Adviser in placing Fund transactions for the Funds pursuant to the foregoing provisions.

8.  Proxy Voting.  The Adviser shall vote the proxies of securities held by each of the Funds in a manner consistent with the best interest of the Funds’ shareholders.  The Adviser shall maintain a record of each proxy vote cast on behalf of each Fund in a manner consistent with regulations adopted under the 1940 Act.

9.  Proprietary Rights.  The Adviser has proprietary rights in each Fund’s name and the Trust’s name.  The Adviser may withdraw the use of such names from the Funds or the Trust.

10.  Termination.  This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust or by the shareholders of a Fund acting by the vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days’ written notice of termination be given to the Adviser at its principal place of business.  This Agreement may also be terminated by the Adviser at any time by giving 60 days’ written notice of termination to the Trust, addressed to its principal place of business.

11.  Assignment.  This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

12.  Term.  This Agreement shall begin for each Fund as of the date of execution of the applicable Exhibit and shall continue in effect with respect to each Fund (and any subsequent Funds added pursuant to an Exhibit during the initial term of this Agreement) for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose.  If a Fund is added after the first approval by the Trustees as described above, this Agreement will be effective as to that Fund upon execution of the applicable Exhibit and will continue in effect until the next annual approval of this Agreement by the Trustees and thereafter for successive periods of one year, subject to approval as described above.

13.  Amendments.  This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Trustees or by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of each Fund.

14.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, provided, however that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or the rules and regulations promulgated with respect to such respective Acts.

15.  Retention of a Sub-adviser.  The Adviser may retain one or more sub-advisers at the Adviser's own cost and expense.  In the event that the Adviser retains one or more sub-advisers for a Fund, the following provisions apply:

(a)  Subject to the oversight and direction of the Board of Trustees of the Trust, the Adviser will provide to the Trust investment management evaluation services by performing initial reviews of prospective sub-advisers for a Fund and supervising and monitoring performance of any sub-advisers thereafter.  The Adviser agrees to report to the Trust the results of its evaluation, supervision and monitoring functions and to keep appropriate books and records of the Trust in connection therewith.  The Adviser further agrees to communicate performance expectations and evaluations to any sub-adviser and to recommend to the Trust whether agreements with sub-advisers should be renewed, modified or terminated.

(b)  The Adviser will be responsible for informing any sub-adviser of the investment objectives, policies and restrictions of the Fund for which any sub-adviser is responsible, for informing or ascertaining that it is aware of other legal and regulatory responsibilities applicable to any sub-adviser with respect to the Fund for which each sub-adviser is responsible and for monitoring each sub-adviser’s discharge of its duties.

(c)  With respect to any sub-adviser for a Fund, the Adviser shall enter into a written agreement ("Sub-Advisory Agreement") with the sub-adviser in form and substance approved by the Board.

(d)  The Adviser shall be responsible for the fees payable to and shall pay the sub-adviser of a Fund the fee as specified in the Sub-Advisory Agreement relating thereto.

This Agreement will become binding on the parties hereto upon their execution of the Exhibits to this Agreement.

EXHIBIT A

to the

Investment Company Advisory Agreement

EQUIPOINTE GROWTH AND INCOME FUND

For all services rendered by the Adviser hereunder, the Trust shall pay the Adviser, on behalf of the above-named Fund, and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.50% of the average daily net assets of the Fund.

The annual investment advisory fee shall be accrued daily at the rate of 1/365th of 0.50% applied to the daily net assets of the Fund.  The advisory fee so accrued shall be paid by the Trust to the Adviser monthly.

Executed as of this ___ day of _______, 2006.

The Adviser:

SUMMIT WEALTH MANAGEMENT, INC.

By:  _______________________________

The Trust:

EQUIPOINTE FUNDS

By:  _______________________________